Exhibit 5.1

Peter Byrne

T: +1 212 479 6778

pbyrne@cooley.com

April 20, 2026

Infleqtion, Inc.

1315 West Century Drive, Suite 150

Louisville, CO 80027

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Infleqtion, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering by the Company of up to 63,598,969 shares (the “Shares”) of its common stock, $0.0001 par value per share (“Common Stock”), consisting of (i) 30,179,087 shares of Common Stock issuable under the ColdQuanta, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) and (ii) 33,419,882 shares of Common Stock issuable under the Infleqtion, Inc. 2026 Equity Incentive Plan (the “2026 Plan” together with the 2017 Plan, the “Plans”). The 2017 Plan was assumed and the options outstanding thereunder were assumed and converted into options to purchase Common Stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 8, 2025, by and among the Company (then known as Churchill Capital Corp X), AH Merger Sub I, Inc., AH Merger Sub II, LLC and ColdQuanta, Inc. (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans, (d) the Merger Agreement and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated as a corporation in the State of Delaware (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that the approval of the Domestication, the Plans and the Merger Agreement by the board and shareholders, as applicable, of the Company as a Cayman Islands exempted company prior to the Domestication were done in accordance with the applicable governing documents of the Company and the laws of the Cayman Islands.

Our opinion is expressed solely with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 55 Hudson Yards New York, New York 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely

COOLEY LLP

By:	/s/ Peter Byrne
Peter Byrne

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157

t: +1 212 479 6778 f: +1 212 479 6275 cooley.com